Exhibit 5.1

Law Offices

One Logan Square, Ste. 2000

Philadelphia, PA

19103-6996

(215) 988-2700 phone

(215) 988-2757 fax

www.drinkerbiddle.com

CALIFORNIA

DELAWARE

ILLINOIS

NEW JERSEY

NEW YORK

PENNSYLVANIA

TEXAS

WASHINGTON D.C.

Established 1849

May 9, 2018

Board of Directors

Radian Group Inc.

1500 Market Street

Philadelphia, PA 19102

Re: Registration Statement on Form S-8 / Radian Group Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

This opinion is rendered to Radian Group Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) and the filing of the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 1,250,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Radian Group Inc. Employee Stock Purchase Plan (as amended and restated effective as of the date hereof, the “Plan”) and such presently indeterminate number of Shares or other securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated By-Laws, the Plan, certain minutes and resolutions of the Company’s Board of Directors relating to the Plan and the Registration Statement and such other documents and corporate records relating to the Company and the issuance of the Shares as we have deemed appropriate.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company. As to issues of fact material to this opinion, we have relied on representations of officers of the Company, upon statements made to us in discussions with the Company’s management and upon certificates and other comparable documents of public officials and of officers of the Company. Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.

Based upon the foregoing and having regard for such other legal considerations as we have deemed relevant, in our opinion the Shares have been duly authorized for issuance, and when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable by the Company.

Board of Directors Radian Group Inc. May 9, 2018 Page 2

We do not express any opinion herein concerning any laws other than the federal securities laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP

Drinker Biddle & Reath LLP